CONTRACTUAL FEE WAIVER AGREEMENT


AGREEMENT made this 1st day of March, 2005, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following level for a period of one year from the date of this Agreement for the following funds:

Fund                                                   Total Operating Expenses
----                                                   ------------------------
White Oak Select Growth Fund                                  1.15%
Rock Oak Core Growth Fund                                     1.15%
Pin Oak Aggressive Stock Fund                                 1.15%
Red Oak Technology Select Fund                                1.15%
Black Oak Emerging Technology Fund                            1.15%
Live Oak Health Sciences Fund                                 1.15%

This agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


Oak Associates Funds                                   Oak Associates, ltd.

By:  /s/ William E. White                             By: James D. Oclschlager
     ---------------------------------------             -----------------------

Title  President                                      Title: President
       -------------------------------------                --------------------